Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Restoration Hardware Inc., and of our report on internal control over financial reporting dated February 28, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Restoration Hardware, Inc. for the year ended January 29, 2005.

DELOITTE & TOUCHE LLP

San Francisco, California
March 16, 2006